CONTACT:  Michael D. Witzeman

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Chemed Corporation Announces the Retirement of David P. Williams

CINCINNATI, November 3, 2023--Chemed Corporation (NYSE: CHE) – After more than three decades, Executive Vice President and Chief Financial Officer David P. Williams has announced that he will retire as Chemed’s Chief Financial Officer as of December 31, 2023, but Mr. Williams will continue to work with Chemed for the transition period and beyond in providing his guidance and the benefit of his expertise to the executive team and the Board of Directors.

Throughout his career, David helped lead Chemed and its subsidiaries through unprecedented economic growth.

“It has been a privilege to work with David as an integral part of our management team for these last three decades,” said Chemed Chief Executive Officer, Kevin McNamara. “David has done a fantastic job building and leading our financial organization and is leaving it very well-positioned to move forward.”

David joined Chemed in 1990 as Vice President of Finance for The Omnia Group, a former subsidiary engaged in the manufacture and distribution of medical and dental products, and has served in a number of other roles with Chemed and its subsidiaries, including Roto-Rooter Management Company, since that time.  In March 2004, the Chemed Board of Directors elected Mr. Williams a Vice President and the Chief Financial Officer of Chemed. In August 2007, he was named an Executive Vice President of Chemed, while retaining his title of CFO.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries:  VITAS Healthcare and Roto-Rooter.  VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance.  Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances.  Investors are cautioned that such forward-looking statements are subject to inherent risk and that actual results may differ materially from such forward-looking statements.  Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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